Product supplement no. 144-I To prospectus dated December 1, 2005 and prospectus supplement dated October 12, 2006	Registration Statement No. 333-130051 Dated June 18, 2008 Rule 424(b)(2)

JPMorgan Chase & Co.
Review Notes Linked to the SPDR® S&P® Homebuilders ETF

General

  JPMorgan Chase & Co. may offer and sell review notes linked to the SPDR S&P Homebuilders ETF, which we refer to as the Index Fund, from time to time. This product supplement no. 144-I describes terms that will apply generally to the review notes, and supplements the terms described in the accompanying prospectus supplement and prospectus. A separate term sheet or pricing supplement, as the case may be, will describe terms that apply specifically to the notes, including any changes to the terms specified below. We refer to such term sheets and pricing supplements generally as terms supplements. If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying prospectus supplement or prospectus, the terms described in the relevant terms supplement will control.
  The notes are senior unsecured obligations of JPMorgan Chase & Co.
  Payment is linked to the SPDR® S&P® Homebuilders ETF as described below.
  For important information about tax consequences, see “Certain U.S. Federal Income Tax Consequences” beginning on page PS-29.
  Minimum denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant terms supplement.
  Investing in the notes is not equivalent to investing in the Index Fund or the S&P® Homebuilders Select Industry™ Index, which we refer to as the Underlying Index, or any of the equity securities held by the Index Fund or included in the Underlying Index.
  The notes will not be listed on any securities exchange, unless otherwise specified in the relevant terms supplement.

Key Terms

Index Fund:	SPDR® S&P® Homebuilders ETF (the “Index Fund”)
Automatic Call:	Unless otherwise specified in the relevant terms supplement, if the closing price of one share of the Index Fund on any Review Date is greater than or equal to the applicable Trigger Price set forth in the relevant terms supplement, the notes will be automatically called for a cash payment that will be set forth in the relevant terms supplement.
Trigger Price:	A separate terms supplement will specify the minimum closing price of one share of the Index Fund, divided by the Share Adjustment Factor, which triggers an automatic call on a Review Date and payment of the applicable call premium. We refer to this minimum closing price, divided by the Share Adjustment Factor, as the “Trigger Price.”
Payment if Called:	Unless otherwise specified in the relevant terms supplement, if the notes are automatically called, for every $1,000 principal amount note, you will receive $1,000 plus the call premium amount applicable to the Review Date on which the notes are called. The call premium applicable to each Review Date will be specified in the relevant terms supplement.
Payment at Maturity (Notes with a Buffer):	For notes with a buffer, if the notes are not automatically called, your principal is protected against a decline in the closing price of one share of the Index Fund up to the buffer amount. If the Final Share Price declines from the Initial Share Price and such decline is equal to or less than the buffer amount, you will receive the principal amount of your notes at maturity. If the Final Share Price declines from the Initial Share Price by more than the buffer amount, for every 1% decline of the Final Share Price beyond the buffer amount, you will lose an amount equal to 1% of the principal amount of your notes multiplied by the leverage factor, and your payment at maturity per $1,000 principal amount note will be calculated, unless otherwise specified in the relevant terms supplement, as follows:
$1,000 + [$1,000 x (Share Return + buffer amount %) x leverage factor]
For notes with a buffer, if the notes are not automatically called, you will lose some or all of your investment at maturity if the Final Share Price declines from the Initial Share Price by more than the buffer amount.
Payment at Maturity (Notes without a Buffer):	For notes without a buffer, if the notes are not automatically called, you will lose 1% of the principal amount of your notes for every 1% that the Final Share Price declines beyond the Initial Share Price, unless otherwise specified in the relevant terms supplement. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000 x Share Return)
For notes without a buffer, if the notes are not automatically called, you will lose some or all of your investment at maturity.
Buffer Amount:	As specified in the relevant terms supplement.
Leverage Factor:	As specified in the relevant terms supplement.
Share Return:	Unless otherwise specified in the relevant terms supplement:
Final Share Price – Initial Share Price Initial Share Price
Initial Share Price:	Unless otherwise specified in the relevant terms supplement, the closing price of one share of the Index Fund on the pricing date or such other date as specified in the relevant terms supplement, divided by the Share Adjustment Factor.
Final Share Price:	Unless otherwise specified in the relevant terms supplement, the closing price of one share of the Index Fund on the final Review Date or such other date as specified in the relevant terms supplement.
Share Adjustment Factor:	Unless otherwise specified in the relevant terms supplement, the Share Adjustment Factor will be set initially at 1.0, subject to adjustment upon the occurrence of certain events affecting the Index Fund. See “General Terms of Notes — Anti-Dilution Adjustments.”
Review Dates:	As specified in the relevant terms supplement. Review Dates are subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Automatic Call.”
Maturity Date:	As specified in the relevant terms supplement. The maturity date of the notes is subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Payment at Maturity.”

Investing in the Review Notes involves a number of risks. See “Risk Factors” beginning on page PS-5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this product supplement no. 144-I, the accompanying prospectus supplement and prospectus, or any related terms supplement. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

JPMorgan

June 18, 2008

     In making your investment decision, you should rely only on the information contained or incorporated by reference in the terms supplement relevant to your investment, this product supplement no. 144-I and the accompanying prospectus supplement and prospectus with respect to the notes offered by the relevant terms supplement and this product supplement no. 144-I and with respect to JPMorgan Chase & Co. This product supplement no. 144-I, together with the relevant terms supplement and the accompanying prospectus and prospectus supplement, contain the terms of the notes and supersede all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. The information in the relevant terms supplement, this product supplement no. 144-I and the accompanying prospectus supplement and prospectus may only be accurate as of the dates of each of these documents, respectively.

     The notes described in the relevant terms supplement and this product supplement no. 144-I are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. You should be aware that the regulations of the Financial Industry Regulatory Authority, or FINRA, and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. The relevant terms supplement, this product supplement no. 144-I and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

     In this product supplement no. 144-I and the accompanying prospectus supplement and prospectus, “we,” “us” and “our” refer to JPMorgan Chase & Co., unless the context requires otherwise.

DESCRIPTION OF NOTES

     The following description of the terms of the notes supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. A separate terms supplement will describe the terms that apply specifically to the notes, including any changes to the terms specified below. Capitalized terms used but not defined in this product supplement no. 144-I have the meanings assigned in the accompanying prospectus supplement, prospectus and the relevant terms supplement. The term “note” refers to each $1,000 principal amount of our Review Notes Linked to the SPDR® S&P® Homebuilders ETF.

General

     The Review Notes are senior unsecured obligations of JPMorgan Chase & Co. that are linked to the SPDR® S&P® Homebuilders ETF (the “Index Fund”). The notes are a series of securities referred to in the accompanying prospectus supplement, prospectus and the relevant terms supplement. The notes will be issued by JPMorgan Chase & Co. under an indenture dated May 25, 2001, as may be amended or supplemented from time to time, between us and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as trustee.

     The notes do not pay interest and do not guarantee any return of principal at, or prior to, maturity; therefore, you must be aware of the risk that you may lose some or all of the principal amount of your notes at maturity if the notes are not automatically called. Instead, you will receive a payment in cash, the timing and amount of which will vary depending on the performance of the Index Fund, whether the notes are automatically called prior to maturity and whether the notes have a buffer and which will be calculated in accordance with the formula set forth below.

     The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or by any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

     The notes are our unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated obligations.

     The notes will be issued in denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant terms supplement. The principal amount and issue price of each note is $1,000, unless otherwise specified in the relevant terms supplement. The notes will be represented by one or more permanent global notes registered in the name of The Depository Trust Company, or DTC, or its nominee, as described under “Description of Notes — Forms of Notes” in the prospectus supplement and “Forms of Securities — Global Securities” in the prospectus.

     The specific terms of the notes will be described in the relevant terms supplement accompanying this product supplement no. 144-I. The terms described in that document supplement those described herein and in the accompanying prospectus and prospectus supplement. If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying prospectus or prospectus supplement, the terms described in the relevant terms supplement will control.

Automatic Call

     The notes will be automatically called and subject to mandatory redemption if the closing price of one share of the Index Fund on any Review Date is greater than or equal to the relevant Trigger Price. The “Trigger Price” for each Review Date will be specified in the relevant terms supplement and will be the minimum closing price of one share of the Index Fund, divided by the Share Adjustment Factor, that triggers an automatic call and payment of the applicable call premium amount. The Trigger Price is subject to adjustment upon the occurrence of certain events affecting the Index Fund. See “General Terms of Notes — Anti-Dilution Adjustments.”

     If the notes are automatically called, for every $1,000 principal amount note, you will receive $1,000 plus the call premium amount, which we collectively refer to as the “call price,” applicable to the Review Date on which the notes are called. The “call premium” is a percentage that will vary depending on the particular Review Date and will be specified in the relevant terms supplement. The “call premium amount” is equal to $1,000 multiplied by the call premium. The payment per $1,000 principal amount note upon an automatic call on a Review Date will be calculated as follows:

$1,000 + (applicable call premium x $1,000)

     If the notes are automatically called on a Review Date other than the final Review Date, we will redeem each note and pay the applicable call price on the sixth business day after the applicable Review Date, subject to postponement as described below. If the notes are called on the final Review Date, we will redeem each note and pay the applicable call price on the maturity date, subject to postponement as described below.

     If a Review Date (including the final Review Date) is not a trading day or if there is a market disruption event on such day, the applicable Review Date will be postponed to the immediately succeeding trading day during which no market disruption event shall have occurred or be continuing. In no event, however, will any Review Date be postponed more than ten business days following the date originally scheduled to be such Review Date. If the tenth business day following the date originally scheduled to be the applicable Review Date is not a trading day, or if there is a market disruption event on such date, the calculation agent will determine the closing price of one share of the Index Fund on such date in accordance with the formula for and method of calculating the closing price of one share of the Index Fund last in effect prior to commencement of the market disruption event (or prior to the non-trading day), using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, the Calculation Agent’s good faith estimate of the closing price that would have prevailed but for such suspension or limitation or non-trading day) on such tenth scheduled business day of each security most recently held by the Index Fund.

     If, due to a market disruption event or otherwise, a Review Date (other than the final Review Date) is postponed so that it falls less than five business days prior to the scheduled date for payment of the call price, the date on which the call price for such Review Date will be paid, if any, will be the fifth business day following the Review Date as postponed, unless otherwise specified in the relevant terms supplement. We describe market disruption events under “General Terms of Notes — Market Disruption Events.”

     Unless otherwise specified in the relevant terms supplement, the “closing price” of one share of the Index Fund (or any relevant successor index fund (as defined under “General Terms of Notes — Discontinuation of the SPDR® S&P® Homebuilders ETF; Alternate Calculation of Closing Price”) or one unit of any other security for which a closing price must be determined) on any trading day (as defined below) means if the Index Fund (or any such successor index fund or such other security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way (or, in the case of The NASDAQ Stock Market, the official closing price) of the principal trading session on such day on the principal U.S. securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which the Index Fund (or any such successor index fund or such other security) is listed or admitted to trading;

    if the Index Fund (or any such successor index fund or such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board Service operated by the Financial Industry Regulatory Authority (the “FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board Service on such day;

    if the Index Fund (or any such successor index fund) is de-listed, liquidated or otherwise terminated, the price calculated pursuant to the alternative methods of calculation of the closing price described under “General Terms of Notes — Discontinuation of the SPDR® S&P® Homebuilders ETF; Alternate Calculation of Closing Price”; or

    if, because of a market disruption event (as defined under “General Terms of Notes — Market Disruption Events”) or otherwise, the last reported sale price for the Index Fund (or any such successor index fund or such other security) is not available pursuant to the preceding bullet points, the mean, as determined by the calculation agent, of the bid prices for the shares of the Index Fund (or any such successor index fund or such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of any of our affiliates may be included in the calculation of such mean, but only to the extent that any such bid is not the highest or the lowest of the bids obtained, in each case subject to the provisions of “General Terms of Notes — Discontinuation of the SPDR® S&P® Homebuilders ETF; Alternate Calculation of Closing Price.” The term OTC Bulletin Board Service will include any successor service thereto.

     A “trading day” is, unless otherwise specified in the relevant terms supplement, a day, as determined by the calculation agent, on which trading is generally conducted on the New York Stock Exchange (the “NYSE”), the American Stock Exchange LLC (the “AMEX”), The NASDAQ Stock Market, the Chicago Mercantile Exchange Inc., the Chicago Board Options Exchange, Incorporated and in the over-the-counter market for equity securities in the United States.

Payment at Maturity

     The maturity date for the notes will be set forth in the relevant terms supplement and is subject to adjustment if such day is not a business day or if the final Review Date is postponed as described below. We will also specify whether or not the notes have a buffer and the amount of any such buffer in the relevant terms supplement.

     Notes With a Buffer

     For notes with a buffer, if the notes are not automatically called, your principal is protected against a decline in the closing price of one share of the Index Fund of up to the buffer amount. If the Final Share Price declines from the Initial Share Price and such decline is equal to or less than the buffer amount, you will receive the principal amount of your notes at maturity. If the Final Share Price declines from the Initial Share Price by more than the buffer amount, for every 1% decline of the Final Share Price beyond the buffer amount, you will lose an amount equal to 1% of the principal amount of your notes multiplied by the leverage factor, and your payment at maturity per $1,000 principal amount note will be calculated, unless otherwise specified in the relevant terms supplement, as follows:

$1,000 + [$1,000 x (Share Return + buffer amount %) x leverage factor]

     For notes with a buffer, if the notes are not automatically called, you will lose some or all of your investment at maturity if the Final Share Price declines from the Initial Share Price by more than the buffer amount.

     Notes Without a Buffer

     For notes without a buffer, if the notes are not automatically called, you will lose 1% of the principal amount of your notes for every 1% that the Final Share Price declines beyond the Initial Share Price, unless otherwise specified in the relevant terms supplement. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 x Share Return)

     For notes without a buffer, if the notes are not automatically called, you will lose some or all of your investment at maturity.

     Unless otherwise specified in the relevant terms supplement, the “Share Return,” as calculated by the calculation agent, is the percentage change in the closing price of one share of the Index Fund calculated by comparing the Final Share Price to the Initial Share Price. The relevant terms supplement will specify the manner in which the Initial Share Price and the Final Share Price will be determined. The Share Return, unless otherwise specified in the relevant terms supplement, is calculated as follows:

Share Return =	Final Share Price – Initial Share Price Initial Share Price

     Unless otherwise specified in the relevant terms supplement, the “Initial Share Price” is the closing price of one share of the Index Fund on the pricing date or such other date as specified in the relevant terms supplement, divided by the Share Adjustment Factor.

     Unless otherwise specified in the relevant terms supplement, the “Final Share Price” is the closing price of one share of the Index Fund on the final Review Date or such other date as specified in the relevant terms supplement.

     Unless otherwise specified in the relevant terms supplement, the “Share Adjustment Factor” will be set initially at 1.0, subject to adjustment upon the occurrence of certain events affecting the Index Fund. See “General Terms of Notes Anti-Dilution Adjustments.”

     If applicable, the “buffer amount” and “leverage factor” will be an amount specified in the relevant terms supplement.

     The maturity date will be specified in the relevant terms supplement and is subject to adjustment as described below. If the scheduled maturity date (as specified in the relevant terms supplement) is not a business day, then the maturity date will be the next succeeding business day following such scheduled maturity date. If, due to a market disruption event or otherwise, the final Review Date is postponed so that it falls less than three business days prior to the scheduled maturity date, the maturity date will be the third business day following the final Review Date, as postponed, unless otherwise specified in the relevant terms supplement. We describe market disruption events under “General Terms of Notes — Market Disruption Events.”

     We will irrevocably deposit with DTC no later than the opening of business on the applicable date funds sufficient to make payments of the amount payable, if any, with respect to the notes on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the notes entitled thereto.

     Unless otherwise specified in the relevant terms supplement, a “business day” is any day other than a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in dollars are not conducted.

     Subject to the foregoing and to applicable law (including, without limitation, U.S. federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in the open market or by private agreement.

RISK FACTORS

     Your investment in the notes will involve certain risks. The notes do not pay interest or guarantee any return of principal at, or prior to, maturity. Investing in the notes is not equivalent to investing directly in the Index Fund, the Underlying Index, or any of the equity securities held by the Index Fund or included in the Underlying Index. In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks before you decide that an investment in the notes is suitable for you.

The notes do not pay interest or guarantee the return of your investment.

     The notes do not pay interest and may not return any of your investment. If the notes have not been automatically called, the amount payable to you at maturity, if any, will be determined pursuant to the terms described in this product supplement no. 144-I and the relevant terms supplement. For notes with a buffer, if the notes are not automatically called, you will lose some or all of your investment at maturity if the Final Share Price declines from the Initial Share Price by more than the buffer amount. For notes without a buffer, if the notes are not automatically called, you will lose some or all of your investment at maturity. The relevant terms supplement will specify whether the notes have a buffer.

The appreciation potential of the notes is limited, and the notes are subject to an automatic early call.

     Your investment in the notes will result in a gain if the closing price of one share of the Index Fund on any of the Review Dates is greater than or equal to the applicable Trigger Price that triggers an automatic call and the payment of the applicable call premium. This gain will be limited to the call premium applicable to the Review Date on which the notes are automatically called, regardless of the appreciation of the closing price of one share of the Index Fund, which may be greater than the applicable call premium. In addition, the automatic call feature of the notes may shorten the term of your investment.

Your return on the notes will not reflect dividends on the equity securities held by the Index Fund or included in the Underlying Index.

     Your return on the notes will not reflect the return you would realize if you actually owned the equity securities held by the Index Fund or included in the Underlying Index and received the dividends paid on those equity securities. This is because, assuming the notes are not automatically called, the calculation agent will calculate the amount payable to you at maturity of the notes by reference to the Final Share Price on the final Review Date. The Final Share Price reflects the prices of the equity securities held by the Index Fund without taking into consideration the value of dividends paid on those equity securities. If the notes are automatically called, you will receive the applicable call price as the final payment on the notes, without taking into consideration the value of the dividends paid on those equity securities.

Secondary trading may be limited.

     Unless otherwise specified in the relevant terms supplement, the notes will not be listed on any securities exchange. There may be little or no secondary market for the notes. Even if there is a secondary market for the notes, it may not provide enough liquidity to allow you to trade or sell the notes easily.

     J.P. Morgan Securities Inc., or JPMSI, may act as a market maker for the notes, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMSI is willing to buy the notes. If at any time JPMSI or another Agent does not act as a market maker, it is likely that there would be little or no secondary market for the notes.

The notes are designed to be held to maturity, unless automatically called prior to maturity.

     The price at which you will be able to sell your notes to us or our affiliates prior to maturity, if at all, may be at a substantial discount from the principal amount of the notes, even in cases where the closing price of one share of the Index Fund has appreciated since the pricing date. The potential returns described in the relevant terms supplement assume that your notes, which are not designed to be short-term trading instruments, are held to maturity unless automatically called and redeemed prior to maturity.

Prior to maturity, the value of the notes will be influenced by many unpredictable factors.

     Many economic and market factors will influence the value of the notes. We expect that, generally, the price of one share the Index Fund on any day will affect the value of the notes more than any other single factor. However, you should not expect the value of the notes in the secondary market to vary in proportion to changes in the price of one share of the Index Fund. The value of the notes will be affected by a number of other factors that may either offset or magnify each other, including:

  the expected volatility in the Index Fund;

  the time to maturity of the notes;

  the dividend rate on the equity securities held by the Index Fund;

  the occurrence of certain events to the Index Fund that may or may not require an adjustment to the applicable Share Adjustment Factor;

  interest and yield rates in the market generally as well as in the markets of the equity securities held by the Index Fund;

  economic, financial, political, regulatory or judicial events that affect the equity securities held by the Index Fund or stock markets generally and which may affect the closing price of one share of the index Fund on any Review Date; and

  our creditworthiness including actual or anticipated downgrades in our credit ratings.

     Some or all of these factors will influence the price you will receive if you choose to sell your notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors. You cannot predict the future performance of the Index Fund based on its historical performance. The value of the shares of the Index Fund may decrease such that you may not receive any return of your investment. In addition, we cannot guarantee that the closing price of one share of the Index Fund will increase during the term of your notes and trigger an automatic call. For notes with a buffer, if the notes are not automatically called and the Final Share Price declines compared to the Initial Share Price by more than the buffer amount, you will lose some or all of your investment at maturity. For notes without a buffer, if the notes are not automatically called and the Share Return is negative, you will lose some or all of your investment at maturity.

The inclusion in the original issue price of each agent’s commission and the estimated cost of hedging our obligations under the notes through one or more of our affiliates is likely to adversely affect the value of the notes prior to maturity.

     While the payment upon an automatic call or at maturity, if any, will be based on the full principal amount of your notes as described in the relevant terms supplement, the original issue price of the notes includes each agent’s commission and the estimated cost of hedging our obligations under the notes through one or more of our affiliates. Such agent’s commissions includes the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which JPMSI will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price. In addition, any such prices may differ from values determined by pricing models used by JPMSI, as a result of such compensation or other transaction costs.

The anti-dilution protection is limited.

     The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Index Fund. See “General Terms of Notes — Anti-Dilution Adjustments.” The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Index Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

There are risks associated with the Index Fund.

     The SPDR® S&P® Homebuilders ETF has a limited operating history, having commenced trading in February 2006 on the AMEX. Although its shares are listed for trading on the AMEX and a number of similar products have been traded on the AMEX and other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Index Fund or that there will be liquidity in the trading market.

     In addition, SSgA Funds Management, Inc., which we refer to as SSFM, is the Index Fund’s investment adviser. The Index Fund is subject to management risk, which is the risk that the SSFM’s investment strategy, the implementation of which is subject to a number of constraints (as outlined under “The SPDR® S&P® Homebuilders ETF — Investment Objective and Strategy”), may not produce the intended results. For example, SSFM may invest up to 5% of the Index Fund’s assets in securities not included in the Underlying Index but which SSFM believes will help the Index Fund track the Underlying Index, as well as in certain futures, options, swap contracts and other derivatives, cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including affiliated money market funds).

The performance of the Index Fund may not correlate with the performance of the Underlying Index.

     The Index Fund uses an indexing strategy of “replication” (as described under “The SPDR® S&P® Homebuilders ETF — Replication”) to seek to replicate as closely as possible, before fees and expenses, the total return of the Underlying Index. The Index Fund will generally invest in all of the equity securities included in the Underlying Index; however, the Index Fund may invest up to 5% of the Index Fund’s assets in securities not included in the Underlying Index but which SSFM believes will help the Index Fund tracks the Underlying Index, as well as in certain futures, options, swap contracts and other derivatives, cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including affiliated money market funds). Therefore, while the performance of the Index Fund is linked principally to the performance of the Underlying Index, the performance of the Index Fund is also generally linked in part to other securities or assets. In addition, the performance of the Index Fund will reflect additional transaction costs and fees that are not included in the calculation of the Underlying Index. Also, corporate actions with respect to the equity securities (such as mergers and spin-offs) may impact the variance between the Index Fund and the Underlying Index. Finally, because the shares of the Index Fund are traded on the AMEX and are subject to market supply and investor demand, the market value of one share of the Index Fund may differ from the net asset value per share of the Index Fund.

     For all of the foregoing reasons, the performance of the Index Fund may not correlate with the performance of the Underlying Index. Consequently, the return on the notes will not be the same as investing directly in the Index Fund or in the Underlying Index or in the equity securities held by the Index Fund or included in the Underlying Index, and will not be the same as investing in a debt security with a payment at maturity linked to the performance of the Underlying Index.

The policies of SSgA Funds Management, Inc., the investment adviser for the Index Fund, and Standard & Poor’s, the sponsor of the Underlying Index, could affect the value and the amount payable on the notes.

     The policies of SSFM concerning the calculation of the Index Fund’s net asset value, additions, deletions or substitutions of equity securities held by the Index Fund and manner in which changes affecting the Index Fund are reflected in the Index Fund could affect the market price of the shares of the Index Fund and, therefore, affect the amount payable on the notes at maturity, if any, and the value of the notes before maturity. The amount payable on the notes and its value could also be affected if SSFM changes these policies, for example, by changing the manner in which it calculates the Index Fund’s net asset value, or if SSFM discontinues or suspends calculation or publication of the Index Fund’s net asset value, in which case it may become difficult to determine the value of the note.

     In addition, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”) owns the Underlying Index and is responsible for the design and maintenance of the Underlying Index. The policies of S&P concerning the calculation of the Underlying Index, including decisions regarding the addition, deletion or substitution of the equity securities included in the Underlying Index, could affect the level of the Underlying Index and, consequently, could affect the market prices of the shares of the Index Fund and, therefore, the amount payable on the notes at maturity, and the value of the notes before maturity.

To our knowledge, we are not currently affiliated with any of the issuers of the equity securities held by the Index Fund or included in the Underlying Index.

     To our knowledge, we are not currently affiliated with any of the equity securities held by the Index Fund or included in the Underlying Index. As a result, we will have no ability to control the actions of the issuers of such equity securities, including actions that could affect the value of the equity securities held by the Index Fund or included in the Underlying Index or your notes. None of the money you pay us will go to SSFM, S&P or any of the issuers of the equity securities held by the Index Fund or included in the Underlying Index and none of those issuers will be involved in the offering of the notes in any way. Neither those issuers nor we will have any obligation to consider your interests as a holder of the notes in taking any actions that might affect the value of your notes.

You will have no shareholder rights with respect to the Index Fund or the equity securities of which are held by the Index Fund or included in the Underlying Index.

     As a holder of the notes, you will not have voting rights or rights to receive dividends or other distributions or other rights with respect to the Index Fund or the equity securities held by the Index Fund or included in the Underlying Index.

The Index Fund is concentrated in one industry.

     All or substantially all of the equity securities held by the Index Fund are issued by companies whose primary lines of business are directly associated with the residential homebuilding industry. Because the value of the notes is linked to the performance of the Index Fund, an investment in these notes will be concentrated in this industry. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers.

Risks associated with the homebuilding industry will affect the value of the notes.

     The homebuilding industry is significantly affected by factors in general and local economic conditions and real estate markets as well as by weather conditions, natural disasters and geopolitical events, any of which could affect the ability of the companies the equity securities of which are held by the Index Fund to conduct their businesses profitably. The homebuilding industry is cyclical and has from time to time experienced significant difficulties. The prices of the equity securities held by the Index Fund and, in turn, the price of the Index Fund, will be affected by a number of factors that may either offset or magnify each other, including:

  a decline in the value of real estate properties;

  employment levels and job growth;

  the availability of financing for home buyers;

  interest rates;

  consumer confidence;

  housing demand;

  the availability of suitable undeveloped land;

  raw material and labor shortages and price fluctuations;

  federal, state and local laws and regulations concerning the development of land, homebuilding, home sales, consumer financing and environmental protection;

  competition among companies which engage in the homebuilding business; and

  the supply of homes and other housing alternatives.

     In addition, weather conditions and natural disasters such as hurricanes, tornadoes, earthquakes, floods and fires can harm the homebuilding business. Geopolitical events, such as the aftermath of the war with Iraq, and the terrorists attacks on September 11, 2001, and related market disruptions could also have a significant impact on the homebuilding business.

     The difficulties described above could cause a downturn in the homebuilding industry generally or regionally and could cause the value of the equity securities held by the Index Fund and thus the price of the Index Fund to decrease or remain flat during the term of the notes.

There is no direct correlation between the value of the notes or the price of the Index Fund and residential housing prices.

     There is no direct linkage between the price of the Index Fund and residential housing prices in specific regions or residential housing prices in general. While residential housing prices may be one factor that could affect the prices of the equity securities held by the Index Fund and consequently the price of the Index Fund, the price of the Index Fund and the notes are not directly linked to movements of residential housing prices and may be affected by factors unrelated to such movements.

We or our affiliates may have adverse economic interests to the holders of the notes.

     JPMSI and other affiliates of ours trade the equity securities held by the Index Fund or included in the Underlying Index and other financial instruments related to the Index Fund, the Underlying Index and the equity securities held by the Index Fund or included in the Underlying Index on a regular basis, for their accounts and for other accounts under their management. JPMSI and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments with returns linked to the Index Fund or the Underlying Index. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the notes. Any of these trading activities could potentially affect the performance of the Index Fund or level of the Underlying Index and, accordingly, could affect the value of the notes, the likelihood that the notes will be automatically called and the amount, if any, payable to you at maturity.

     We or our affiliates may currently or from time to time engage in business with companies the equity securities of which are held by the Index Fund or included in the Underlying Index, including extending loans to, or making equity investments in, or providing advisory services to them, including merger and acquisition advisory services. In the course of this business, we or our affiliates may acquire non-public information about the companies, and we will not disclose any such information to you. In addition, one or more of our affiliates may publish research reports or otherwise express views about the companies the equity securities of which are held by the Index Fund or included in the Underlying Index. Any prospective purchaser of notes should undertake an independent investigation of each company the equity securities of which are held by the Index Fund or included in the Underlying Index as in its judgment is appropriate to make an informed decision with respect to an investment in the notes. We do not make any representation or warranty to any purchaser of a note with respect to any matters whatsoever relating to our business with companies the equity securities of which are held by the Index Fund or included in the Underlying Index or future price movements of the equity securities held by the Index Fund or included in the Underlying Index.

     Additionally, we or one of our affiliates may serve as issuer, agent or underwriter for additional issuances of notes with returns linked or related to changes in the price of the shares of the Index Fund or the level of the Underlying Index or the price of the equity securities held by the Index Fund or included in the Underlying Index. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the notes.

     We may hedge our obligations under the notes through certain affiliates, who would expect to make a profit on such hedge. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than expected, or it may result in a loss.

     JPMSI, one of our affiliates, will act as the calculation agent. The calculation agent will determine, among other things, the Initial Share Price, the Final Share Price, the Trigger Price, the Share Adjustment Factor, the Share Return if the notes are not automatically called, whether the automatic call feature has triggered a mandatory redemption and the amount, if any, that we will pay you upon an automatic call or at maturity. The calculation agent will also be responsible for determining whether a market disruption event has occurred, which exchange-traded fund will be substituted for the Index Fund (or successor index fund, if applicable) if the Index Fund (or successor index fund, if applicable) is de-listed, liquidated or otherwise terminated; whether the Underlying Index (or the underlying index related to a successor index fund, if applicable) has been changed in a material respect, and whether the Index Fund (or successor index fund, if applicable) has been modified so that the Index Fund (or successor index fund, if applicable), does not, in the opinion of the calculation agent, fairly represent the price of the Index Fund (or successor index fund, if applicable) had those modifications not been made. In performing these duties, JPMSI may have interests adverse to the interests of the holders of the notes, which may affect your return on the notes, particularly where JPMSI, as the calculation agent, is entitled to exercise discretion.

Market disruptions may adversely affect your return.

     The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly determining the closing price of one share of the Index Fund or the Share Return if the notes are not called and calculating the amount that we are required to pay you, if any, upon an automatic call or at maturity. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the notes, it is possible that the Review Date and the applicable payment date will be postponed and your return will be adversely affected. See “General Terms of Notes — Market Disruption Events.”

The tax consequences of an investment in the notes are unclear.

     There is no direct legal authority as to the proper U.S. federal income tax characterization of the notes, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”) regarding the notes. No assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the notes described in “Certain U.S. Federal Income Tax Consequences.” If the IRS were successful in asserting an alternative characterization or treatment for the notes, the timing and character of income on the notes could differ materially from our description herein. In addition, on December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance, promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice. Non-U.S. Holders should note that they may be withheld upon at a rate of 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements. You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in this product supplement no. 144-I and consult your tax adviser regarding your particular circumstances.

JPMorgan Chase & Co. employees holding the notes must comply with policies that limit their ability to trade the notes and may affect the value of their notes.

     If you are an employee of JPMorgan Chase & Co. or one of its affiliates, you may only acquire the notes for investment purposes and you must comply with all of our internal policies and procedures. Because these policies and procedures limit the dates and times that you may transact in the notes, you may not be able to purchase any notes described in the relevant terms supplement from us and your ability to trade or sell any such notes in the secondary market may be limited.

USE OF PROCEEDS

     Unless otherwise specified in the relevant terms supplement, the net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes. The original issue price of the notes includes each agent’s commissions (as shown on the cover page of the relevant terms supplement) paid with respect to the notes and the estimated cost of hedging our obligations under the notes.

     Unless otherwise specified in the relevant terms supplement, each agent’s commissions will include the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, our projected profit resulting from such hedging may result in a profit that is more or less than expected, or could result in a loss. See also, “Use of Proceeds” in the accompanying prospectus.

     On or prior to the date of the relevant terms supplement, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the notes by taking positions in the Index Fund, the Underlying Index, the equity securities held by the Index Fund or included in the Underlying Index, or instruments the value of which is derived from the Index Fund, the Underlying Index or the equity securities held by the Index Fund or included in the Underlying Index. While we cannot predict an outcome, such hedging activities or other hedging or investment activities of ours could potentially increase the price of shares of the Index Fund as well as the Initial Share Price, and, therefore, effectively establish a higher price per share that shares of the Index Fund must achieve to trigger an automatic call or avoid a loss of principal at maturity. From time to time, prior to maturity of the notes, we may pursue a dynamic hedging strategy that may involve taking long or short positions in the Index Fund, the Underlying Index or the equity securities held by the Index Fund or included in the Underlying Index, or instruments the value of which is derived from the Index Fund, the Underlying Index or the equity securities held by the Index Fund or included in the Underlying Index. Although we have no reason to believe that any of these activities will have a material impact on the price of the shares of the Index Fund or the value of the notes, we cannot assure you that these activities will not have such an effect.

     We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No note holder will have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

THE SPDR® S&P® HOMEBUILDERS ETF

     We have derived all information contained in this product supplement no. 144-I regarding the SPDR® S&P® Homebuilders ETF, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by SPDR® Series Trust and SSgA Funds Management, Inc. (“SSFM”). We make no representation or warranty as to the accuracy or completeness of such information. The SPDR® S&P® Homebuilders ETF is an investment portfolio maintained and managed by SSFM. SSFM is the investment adviser to the SPDR® S&P® Homebuilders ETF. The SPDR® S&P® Homebuilders ETF is an exchange-traded fund (“ETF”) that trades on the AMEX under the ticker symbol “XHB”. The inception date of the SPDR® S&P® Homebuilders ETF is January 31, 2006. Prior to January 8, 2007 the SPDR® S&P® Homebuilders ETF was known as the SPDR® Homebuilders ETF.

     SPDR® Series Trust is a registered investment company that consists of numerous separate investment portfolios, including the SPDR® S&P® Homebuilders ETF. Information provided to or filed with the SEC by SPDR® Series Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 333-57793 and 811-08839, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding SPDR® Series Trust, SSFM or the SPDR® S&P® Homebuilders ETF, please see the SPDR® Series Trust’s Prospectus, dated October 31, 2007 (as supplemented on December 27, 2007). In addition, information about SPDR® Series Trust, SSFM and the SPDR® S&P® Homebuilders ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the SPDR® Series Trust website at http://www.SPDRETFs.com. We make no representation or warranty as to the accuracy or completeness of such information. Information contained in the SPDR® Series Trust website is not incorporated by reference in, and should not be considered a part of, this product supplement no. 144-I or any terms supplement.

     This product supplement no. 144-I relates only to the notes offered hereby and does not relate to the SPDR® S&P® Homebuilders ETF. We have derived all disclosures contained in this product supplement 144-I regarding the SPDR® Series Trust or the SPDR® S&P® Homebuilders ETF from the publicly available documents described in the preceding paragraph. In connection with the offering of the notes, neither we nor any Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the SPDR® Series Trust or the SPDR® S&P® Homebuilders ETF. Neither we nor any Agent makes any representation that such publicly available documents or any other publicly available information regarding the SPDR® Series Trust or the SPDR® S&P® Homebuilders ETF is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of shares of the SPDR® S&P® Homebuilders ETF (and therefore the price of shares of the SPDR® S&P® Homebuilders ETF on the pricing date) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the SPDR® Series Trust or the SPDR® S&P® Homebuilders ETF could affect the value received at maturity with respect to the notes and therefore the trading prices of the notes.

     The SPDR® Series Trust consists of separate investment portfolios (each, a “SPDR® Series Fund”). Each SPDR® Series Fund is an index fund that invests in a particular Industry or group of industries represented by a specified Select Industry Index. The companies included in each Select Industry Index are selected on the basis of Global Industry Classification Standards (“GICS”) from a universe of companies defined by its underlying index. The investment objective of each Select Industry SPDR® Fund is to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in a particular industry or group of industries, as represented by a specified market industry index. The Select Industry Indices (each, a “Select Industry Index”) upon which the SPDR® Series Funds are based are comprised of the companies in the S&P® Total Market Index (“S&P® TMI Index”).

     The S&P® Homebuilders Select Industry™ Index is derived from the homebuilding segment of the S&P® TMI Index, a U.S. total market composite index.

Investment Objective and Strategy

     The SPDR® S&P® Homebuilders ETF seeks to replicate as closely as possible, before fees and expenses, the total return of the S&P® Homebuilders Select Industry™ Index. The S&P® Homebuilders Select Industry™ Index measures the performance of the homebuilding industry of the U.S. equity market. The S&P® Homebuilders Select Industry™ Index includes companies in the following sub-industries: homebuilding, home improvement retail and home furnishings.

Replication

     The SPDR® S&P® Homebuilders ETF pursues the indexing strategy of “replication” in attempting to track the total return of the S&P® Homebuilders Select Industry™ Index. The SPDR® S&P® Homebuilders ETF generally will invest in all of the securities which comprise the S&P® Homebuilders Select Industry™ Index. The SPDR® S&P® Homebuilders ETF will normally invest at least 95% of its total assets in common stocks that comprise the S&P® Homebuilders Select Industry™ Index. The SPDR® S&P® Homebuilders ETF may also invest up to 5% of its other assets in securities not included in the S&P® Homebuilders Select Industry™ Index but which SSFM believes will help the SPDR® S&P® Homebuilders ETF track the S&P® Homebuilders Select Industry™ Index, as well as in certain futures, options, swap contracts and other derivatives, cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including affiliated money market funds).

Correlation

     The S&P® Homebuilders Select Industry™ Index is a theoretical financial calculation, while the SPDR® S&P® Homebuilders ETF is an actual investment portfolio. The performance of the SPDR® S&P® Homebuilders ETF and the S&P® Homebuilders Select Industry™ Index will vary somewhat due to transaction costs, asset valuations, market impact, corporate actions (such as mergers and spin-offs) and timing variances. The SPDR® S&P® Homebuilders ETF seeks a correlation of 0.95 or better between the SPDR® S&P® Homebuilders ETF’s performance and the performance of the S&P® Homebuilders Select Industry™ Index. A figure of 1.00 would indicate perfect correlation. Any correlation of less than 1.00 is called a “tracking error.” The SPDR® S&P® Homebuilders ETF, using a replication strategy, can be expected to have a lesser tracking error than a fund using a representative sampling strategy. Representative sampling is a strategy in which a fund invests in a representative sample of securities in an underlying index.

Holdings Information

     As of June 16, 2008, the SPDR® S&P® Homebuilders ETF included 23 companies. The SPDR® S&P® Homebuilders ETF’s three largest holdings are Leggett & Platt, Incorporated, Lowe’s Companies, Inc. and Furniture Brands International, Inc. The following table summarizes the SPDR® S&P® Homebuilders ETF’s holdings in individual companies as of such date.

All Holdings in Individual Securities as of June 16, 2008

LEG	Leggett & Platt	Consumer	6.09%
	Inc	Discretionary
LOW	Lowes Cos Inc	Consumer	5.41%
		Discretionary
FBN	Furniture Brands	Consumer	5.28%
	Intl Inc	Discretionary
HD	Home Depot Inc	Consumer	5.13%
		Discretionary
MDC	M D C Hldgs Inc	Consumer	4.94%
		Discretionary
SHW	Sherwin	Consumer	4.85%
	Williams Co	Discretionary
MHK	Mohawk Inds	Consumer	4.83%
	Inc	Discretionary
NVR	Nvr Inc	Consumer	4.76%
		Discretionary
ETH	Ethan Allen	Consumer	4.71%
	Interiors Inc	Discretionary
LEN	Lennar Corp	Consumer	4.46%
		Discretionary
TOL	Toll Brothers Inc	Consumer	4.62%
		Discretionary
MTH	Meritage Homes	Consumer	4.51%
	Corp	Discretionary
CHB	Champion	Consumer	4.09%
	Enterprises Inc	Discretionary
DHI	D R Horton Inc	Consumer	4.06%
		Discretionary
RYL	Ryland Group	Consumer	3.97%
	Inc	Discretionary
KBH	Kb Home	Consumer	3.93%
		Discretionary
TPX	Tempur Pedic	Consumer	3.89%
	Intl Inc	Discretionary
PHM	Pulte Homes Inc	Consumer	3.80%
		Discretionary
SPF	Standard Pac	Consumer	3.59%
	Corp New	Discretionary
AVTR	Avatar Hldgs Inc	Consumer	3.51%
		Discretionary
CTX	Centex Corp	Consumer	3.21%
		Discretionary
HOV	Hovnanian	Consumer	3.05%
	Enterprises Inc	Discretionary
BZH	Beazer Homes	Consumer	2.84%
	USA Inc	Discretionary
82525198	Aim Stit Stic	Unassigned	0.23%
	Prime Por

     The SPDR® S&P® Homebuilders ETF’s per share net asset value (“NAV”) is the value of one share of the SPDR® S&P® Homebuilders ETF and is calculated by dividing the value of total assets less total liabilities by the number of shares outstanding. The NAV return is based on the NAV of the SPDR® S&P® Homebuilders ETF and the market return is based on the market price per share of the SPDR® S&P® Homebuilders ETF. The market price used to calculate the market return is determined by using the midpoint between the highest bid and the lowest offer on the exchange on which the shares of the SPDR® S&P® Homebuilders ETF are listed for trading, as of the time that the SPDR® S&P® Homebuilders ETF’s NAV is calculated. Since shares of the SPDR® S&P® Homebuilders ETF are listed for trading, as of the time that the SPDR® S&P® Homebuilders ETF’s NAV is calculated. Since shares of the SPDR® S&P® Homebuilders ETF did not trade in the secondary market until several days after the SPDR® S&P® Homebuilders ETF’s inception, for the period from inception to the first day of the secondary market trading in shares of the SPDR® S&P® Homebuilders ETF (1/31/06, 2/6/06) respectively), the NAV of the SPDR® S&P® Homebuilders ETF is used as a proxy for the secondary market trading price to calculate market returns. NAV and market returns assume that dividends and capital gain distributions have been reinvested in the SPDR® S&P® Homebuilders ETF at NAV.

Industry Breakdown of the SPDR® S&P® Homebuilders ETF as of March 31, 2007*

Industry	Net Assets

Homebuilding	66.2%

Home Improvement Retail	13.0%

Home Furnishings	20.6%

Short Term Investments	31.7%

Other Assets and Liabilities	-31.5%

TOTAL	100.00%

     * The SPDR® S&P® Homebuilders ETF’s industry breakdown is expressed as a percentage of net assets and may change over time.

     The information above was compiled from the SPDR® Series Trust website. We make no representation or warranty as to the accuracy of the information above. Information contained in the SPDR® Series Trust website is not incorporated by reference in, and should not be considered a part of, this product supplement no. 144-I or any terms supplement.

Historical Performance of the SPDR® S&P® Homebuilders ETF

     We will provide historical price information with respect to the shares of the SPDR® S&P® Homebuilders ETF in the relevant terms supplement. You should not take any such historical prices as an indication of future performance.

Disclaimer

     The notes are not sponsored, endorsed, sold or promoted by State Street Global Markets, LLC (“SSGM”). SSGM makes no representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes. SSGM has no obligation or liability in connection with the operation, marketing, trading or sale of the notes.

The S&P® Homebuilders Select IndustryTM Index

     We have derived all information contained in this product supplement no. 144-I regarding the S&P® Homebuilders Select Industry™ Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, S&P. We have not independently verified such information. We make no representation or warranty as to the accuracy or completeness of such information. S&P has no obligation to continue to calculate and publish, and may discontinue calculation and publication of the S&P® Homebuilders Select Industry™ Index.

     The S&P® Homebuilders Select IndustryTM Index is an equal-weighted index that is designed to measure the performance of the homebuilders sub-industry portion of the S&P® TMI Index, a benchmark that measures the performance of the U.S. equity market.

     The S&P® TMI Index offers broad market exposure to companies of all market capitalization, including all common equities listed on the NYSE, the AMEX and the NASDAQ National and Small Cap markets. Only U.S. companies are eligible for inclusion in the S&P® TMI Index.

     Each of the component stocks in the S&P® Homebuilders Select Industry™ Index is a constituent company within the homebuilding sub-industry of the S&P® TMI Index.

     Additional information concerning the S&P® Homebuilders Select Industry™ Index may be obtained at the S&P website (www.indices.standardandpoors.com). Information contained in the S&P website is not incorporated by reference in, and should not be considered part of, this underlying supplement or any terms supplement.

     You can obtain the level of the S&P® Homebuilders Select Industry™ Index at any time from the Bloomberg Financial Markets page “S5HOME <Index> <GO>“ or from the Standard and Poor’s website at www.standardandpoors.com.

Index Eligibility

     Membership to the S&P® Homebuilders Select Industry™ Index is based on a company’s GICS classification, as well as liquidity market cap requirements and domicile.

     To be eligible for the S&P® Homebuilders Select Industry™ Index, companies must be in the S&P® TMI Index and rank in the top 90% of their relevant GICS sub-industry (i.e., homebuilding sub-industry) by float-adjusted market capitalization. The stocks at the top, whose cumulative market capitalization is less than or equal to 90% of the total market capitalization of the homebuilding sub-industry, are deemed to qualify. If the stock count is less than 21, then companies having a float-adjusted market capitalization above US$ 500 million are added sequentially in order of float-adjusted market capitalization. If there are still fewer than 21 stocks in the S&P® Homebuilders Select Industry™ Index, stocks from a supplementary list of highly correlated sub-industries, that meet the market capitalization and liquidity thresholds, are included in order of their float adjusted market capitalization to reach 21 constituents.

     Market Capitalization. Stocks with a float-adjusted market capitalization above US$ 500 million and meet the liquidity threshold are included in order of their float-adjusted market capitalization until the stock count reaches 21. The float-adjusted market capitalization of these stocks must combine to be at least 90% of the total homebuilding sub-industry market capitalization. If the S&P® Homebuilders Select Industry™ Index still does not have enough stocks that meet the criteria for inclusion, the minimum market capitalization requirements may be relaxed until the other requirements have been satisfied.

     Liquidity. Constituents must have a liquidity ratio — defined by dollar value traded over the previous 12 months divided by average market capitalization over the previous 12 months — greater than 30%. The length of time to evaluate liquidity is reduced to available trading period for IPOs or spin-offs that do not have 12 months of trading history.

     Domicile. U.S. companies only.

     The following table summarizes the top ten stocks included in the S&P® Homebuilders Select Industry™ Index as of June 16, 2008.

Ticker	Company’s Name
HD	Home Depot Inc
LOW	Lowes Cos Inc
SHW	Sherwin Williams Co
MHK	Mohawk Inds Inc
DHI	D R Horton Inc
TOL	Toll Brothers Inc
LEG	Leggett & Platt Inc
NVR	Nvr Inc
PHM	Pulte Homes Inc
LEN	Lennar Corp

Index Construction and Calculations

     The S&P® Homebuilders Select Industry™ Index is equal-weighted and calculated by the divisor methodology.

     The initial divisor is set to have a base index value of 1000 on December 15, 2000. The index value is simply the index market value divided by the index divisor:

     Index Value = (Index Market Value) / Divisor

     where N is the number of stocks in the index.

     At the beginning of each quarterly rebalancing, The Component Stocks are set so that each constituent has equal weight.

          (Component Stocks) i, after rebalance = K / (Price) i, rebalance date where K is an arbitrary or nominal value used to ensure each company’s “shares” number is derived to establish equal weighting in the index

     In order to maintain index series continuity, it is also necessary to adjust the divisor at each rebalancing.

          (Index Value) before rebalance = (Index Value) after rebalance

          Therefore,

          (Divisor) after rebalance = (Index Market Value) after rebalance / (Index Value) before rebalance

Index Maintenance

     The membership to S&P® Homebuilders Select Industry™ Index is reviewed quarterly. Rebalancing occurs after the closing on the third Friday of the quarter ending month. The reference date for additions and deletions is after the closing of the last trading date of the pervious month. No companies are added between rebalancings. However, a company will be deleted from the S&P® Homebuilders Select Industry™ Index if the S&P® TMI Index drops the constituent. If a constituent deletion causes the number of companies in the S&P® Homebuilders Select Industry™ Index to fall below 21, no addition will be made to the S&P® Homebuilders Select Industry™ Index until the next rebalancing. At that time, the entire S&P® Homebuilders Select Industry™ Index will be rebalanced based on all eligibility criteria, including minimum number of companies. In case of GICS changes, where a company does not belong to the homebuilding sub-industry after the classification change, it is removed from the S&P® Homebuilders Select Industry™ Index at the next rebalancing.

     The table below summarizes the types of index maintenance adjustments and indicates whether or not an index adjustment is required.

S&P® TMI Index Action	Adjustment Made to Index	Divisor Adjustment?
Constituent change	If the constituent is a member of the S&P®	Yes
Homebuilders Select Industry™ Index, it is dropped.

Share changes between	None.	No
quarterly share
adjustments

Quarterly share changes	There is no direct adjustment, however, on the same	Only because of the
	date the S&P® Homebuilders Select Industry™ Index	Index rebalancing.
rebalancing will take place.

GICS change	None. If, after the GICS change, a company no longer	No
qualifies to belong to the relevant Select Industry
Index, it is removed at the next rebalancing.

Spin-off	No weight change. The price is adjusted to price of	No
Parent Company minus (Price of Spin-off
company/Share Share ratio). The Component Stocks
change so that the company’s weight remains the
same as its weight before the spin-off.

Rights Offering	The price is adjusted to Price of Parent Company	No
minus (Price of Rights Subscription/Rights Ratio). The
Component Stocks change so that the company’s
weight remains the same as its weight before the
spin-off.

Stock Split	The Component Stocks are multiplied by and price is	No
divided by the split factor.

Share Issuance or Share	None.	No
Repurchase

Special Dividends	Price of the stock making the special dividend	Yes
payment is reduced by the per share special dividend
amount after the close of trading on the day before
the dividend ex-date.

Corporate Actions

S&P® TMI Index Action	Adjustment Made to Index	Divisor Adjustment?
Spin-off	No weight change. The price is adjusted to the	No
Price of the Parent Company minus (the Price of
the Spin-off company/Share Exchange Ratio). The
Component Stocks change so that the company’s
weight remains the same as its weight before the
spin-off.

Rights Offering	The price is adjusted to the Price of the Parent	No
Company minus (the Price of the Rights
Subscription/Rights Ratio). The Component Stocks
change so that the company’s weight remains the
same as its weight before the spin-off.

Stock Split	The Component Stocks are multiplied by and price	No
is divided by the split factor.

Share Issuance or	None.	No
Share Repurchase

Special Dividends	Price of the stock making the special dividend	Yes
payment is reduced by the per share special
dividend amount after the close of trading on the
day before the dividend ex-date.

Total Return

     The S&P® Homebuilders Select Industry™ Index will have a total return counterpart, which assumes dividends are reinvested in the S&P® Homebuilders Select Industry™ Index after the close on the ex-date. On any given date t:

Total Return Multiplier t = [(Total Return Index Value t-1 ) + (Total Return Multiplier t )] / (Index Value t-1 )
Total Return Index Value t = (Total Return Index Value t-1 ) × (Total Return Multiplier t )
Index Dividend Points t = (Component Stocks) i, t × (Ex – dividends) i, t / Divisor t

License Agreement with S&P

     J.P. Morgan Securities Inc. expects to enter into a non-exclusive license agreement with Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.. (“S&P”) for use of “S&P® Homebuilders Select Industry™ Index”, “SPDR®”, “S&P® Select Industry”, “S&P® Select Industries” and S&P® TMI Index in connection with certain securities, including the notes.

     The notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., which we refer to as S&P. S&P makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Select Industry SPDR® Fund to track general stock market performance. S&P’s only relationship to JPMorgan Chase & Co. is the licensing of certain trademarks and trade names of S&P and of the S&P 500® Index which is determined, composed and calculated by S&P without regard to JPMorgan Chase & Co. or the notes. S&P has no obligation to take the needs of JPMorgan Chase & Co. or the holders of the notes into consideration in determining, composing or calculating the S&P TMI Index or S&P® Homebuilders Select Industry™ Index. S&P is not responsible for and has not participated in the determination of the timing, price or quantity of the notes to be issued or in the determination or calculation of the amount due at maturity of the notes. S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.

     S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P INDICES OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY JPMORGAN CHASE & CO., HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P INDICES OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P INDICES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

     “STANDARD & POOR’S®”, “S&P®”, AND “S&P 500®” ARE TRADEMARKS OF THE MCGRAW-HILL COMPANIES, INC. AND HAVE BEEN LICENSED FOR USE BY J.P. MORGAN SECURITIES INC. AND SUB-LICENSED FOR USE BY JPMORGAN CHASE & CO. J.P. MORGAN SECURITIES INC. EXPECTS TO ENTER INTO A NON-EXCLUSIVE LICENSE AGREEMENT WITH STANDARD & POOR’S, A DIVISION OF THE MCGRAW-HILL COMPANIES, INC. FOR USE OF “S&P® HOMEBUILDERS SELECT INDUSTRY™ INDEX”, “SPDR®”, “S&P® SELECT INDUSTRY”, “S&P® SELECT INDUSTRIES”, AND S&P® TMI INDEX, WHICH ARE ALSO TRADEMARKS OF THE MCGRAW-HILL COMPANIES, INC. THIS TRANSACTION IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY S&P AND S&P MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF PURCHASING ANY OF THE NOTES.

GENERAL TERMS OF NOTES

Calculation Agent

     JPMSI, one of our affiliates, will act as the calculation agent. The calculation agent will determine, among other things, the Initial Share Price, the Final Share Price, the Trigger Price, the Stock Adjustment Factor, the closing price of one share of the Index Fund on each Review Date, whether the automatic call feature has triggered a mandatory redemption, the Final Share Price, the Share Return and the payment at maturity, if any, on the notes. In addition, the calculation agent will determine whether there has been a market disruption event, which exchange-traded fund will be substituted for the Index Fund (or successor index fund, if applicable) if the Index Fund (or successor index fund, if applicable) is de-listed, liquidated or otherwise terminated; whether the Underlying Index (or the underlying index related to a successor index fund, if applicable) has been changed in a material respect, and whether the Index Fund (or successor index fund, if applicable) has been modified so that the Index Fund (or successor index fund, if applicable), does not, in the opinion of the calculation agent, fairly represent the price of the Index Fund (or successor index fund, if applicable) had those modifications not been made. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of the relevant terms supplement without your consent and without notifying you.

     The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity or upon automatic call on or prior to 11:00 a.m., New York City time, on the business day preceding the maturity date or the date for payment of the call price, as applicable.

     All calculations with respect to the Initial Share Price, the closing price of one share of the Index Fund, the Final Share Price, the Trigger Price and the Share Return will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the payment per $1,000 principal amount note upon automatic call or at maturity, if any, will be rounded to the nearest one ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid, if any, on the aggregate principal amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Events

     Certain events may prevent the calculation agent from determining the closing price of one share of the Index Fund on a Review Date, determining if the notes are to be automatically called, the Share Return if the notes are not automatically called, or calculating the amount, if any, that we will pay you at maturity. These events may include disruptions or suspensions of trading on the markets as a whole. We refer to each of these events individually as a “market disruption event.”

     With respect to the Index Fund (or any successor index fund), a “market disruption event,” unless otherwise specified in the relevant terms supplement, means:

    the occurrence or existence of a suspension, absence or material limitation of trading of the shares of the Index Fund (or the relevant successor index fund) on the relevant exchange for such shares (or such relevant successor index fund) for more than two hours of trading during, or during the one-half hour period preceding the close of, the principal trading session on such relevant exchange;

    a breakdown or failure in the price and trade reporting systems of the relevant exchange for the shares of the Index Fund (or the relevant successor index fund) as a result of which the reported trading prices for such shares (or the relevant successor index fund or such other security) during the last one-half hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or

    the occurrence or existence of a suspension, absence or material limitation of trading on the primary exchange or market for trading in futures or options contracts related to the shares of the Index Fund (or such relevant successor index fund or such other security), if available, during the one-half hour period preceding the close of the principal trading session in the applicable exchange or market, in each case, as determined by the calculation agent in its sole discretion; or

    the occurrence or existence of a suspension, absence or material limitation of trading of equity securities then constituting 20% or more of the level of the Underlying Index (or the underlying index related to the relevant successor index fund) on the relevant exchanges for such securities for more than two hours of trading during, or during the one-half hour period preceding the close of, the principal trading session on the relevant exchange, in each case as determined by the calculation agent in its sole discretion; or

    the occurrence or existence of a suspension, absence or material limitation of trading on the primary exchange or market for trading in futures or options contracts related to the Underlying Index (or the underlying index related to the relevant successor index fund) or shares of the Index Fund (or such relevant successor index fund) for more than two hours of trading during, or during the one-half hour period preceding the close of, the principal trading session on such exchange or market, in each case as determined by the calculation agent in its sole discretion; and

in each case, a determination by the calculation agent in its sole discretion that any event described in the clauses above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the notes.

     For the purpose of determining whether a market disruption event with respect to the Index Fund (or the relevant successor index fund) exists at any time, if trading in a security included in the Underlying Index (or the underlying index related to the relevant successor index fund) is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Underlying Index (or the underlying index related to the relevant successor index fund) will be based on a comparison of (x) the portion of the level of the Underlying Index (or the underlying index related to the relevant successor index fund) attributable to that security relative to (y) the overall level of the Underlying Index (or the underlying index related to the relevant successor index fund), in each case immediately before that suspension or limitation.

     For the purpose of determining whether a market disruption event with respect to the Index Fund (or the relevant successor index fund) has occurred, unless otherwise specified in the relevant terms supplement:

(1)	a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or the primary exchange or market for trading in futures or options contracts relating to the Index Fund (or such relevant successor index fund);

(2)	a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a market disruption event;

(3)	limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

(4)	a suspension of trading in futures or options contracts on the Underlying Index (or the underlying index related to the relevant successor index fund) or shares of the Index Fund (or such relevant successor index fund) by the primary exchange or market for trading in such contracts by reason of (a) a price change exceeding limits set by such exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts, will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Underlying Index (or the underlying index related to such successor index fund) or the shares of the Index Fund (or the relevant successor index fund); and

(5)	a suspension, absence or material limitation of trading on any relevant exchange or on the primary market on which futures or options contracts related to the Underlying Index (or the underlying index related to the relevant successor index fund) or the shares of the Index Fund (or the relevant successor index fund) are traded will not include any time when such exchange or market is itself closed for trading under ordinary circumstances.

     “Relevant exchange” means, with respect to each Index Fund or any relevant successor index fund, the primary exchange or market for trading for the shares of the Index Fund, or such relevant successor index fund, as applicable, or, with respect to any security then included in the Underlying Index, or any underlying index related to such successor index fund, the primary exchange or market for trading such security.

Discontinuation of the SPDR® S&P® Homebuilders ETF; Alternate Calculation of Closing Price

If the Index Fund (or a successor index fund (as defined herein)) is de-listed from the relevant exchange for the Index Fund (or such successor index fund), liquidated or otherwise terminated, the calculation agent will substitute an exchange-traded fund that the calculation agent determines, in its sole discretion, is comparable to the discontinued Index Fund (or such successor index fund) (such substitute fund being referred to herein as a “successor index fund”). If a successor index fund is selected by the calculation agent in connection with a delisting, liquidation or termination event as described above, on and after the effective date of such delisting, liquidation or termination event, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor will equal the product of (1) the prior Share Adjustment Factor and (2) a fraction, the numerator of which is the closing price of one share of the Index Fund (or successor index fund) being replaced on the trading day immediately prior to the effective date of such delisting, liquidation or termination event, and the denominator of which is the closing price of one share of the new successor index fund selected by the calculation agent on the trading day immediately prior to the effective date of such delisting, liquidation or termination event. If the Index Fund (or a successor index fund) is de-listed, liquidated or otherwise terminated and the calculation agent determines that no successor index fund is available, then the calculation agent will, in its sole discretion, calculate the appropriate closing price of one share of the Index Fund by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index Fund. If a successor index fund is selected or the calculation agent calculates a closing price by a computation methodology that the calculation determines will as closely as reasonably possible replicate the Index Fund, that successor index fund or closing price will be substituted for the Index Fund (or such successor index fund) for all purposes of the notes.

     Upon any selection by the calculation agent of a successor index fund, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

     If at any time, the Underlying Index related to the Index Fund (or the underlying index related to a successor index fund) is changed in a material respect, or the Index Fund or a successor index fund in any other way is modified so that it does not, in the opinion of the calculation agent, fairly represent the price of the shares of the Index Fund (or such successor index fund) had those changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the closing price of one share of the Index Fund or such successor Index Fund, is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a closing price of one share of an exchange-traded fund comparable to the Index Fund (or such successor index fund) as if those changes or modifications had not been made, and calculate the closing price with reference to the Index Fund (or such successor index fund), as adjusted. The calculation agent may also determine that no adjustment is required by the modification of the method of calculation.

     The calculation agent will be solely responsible for the method of calculating the closing price of one share of the Index Fund (or any successor index fund) and of any related determinations and calculations, and its determinations and calculations with respect thereto will be conclusive in the absence of manifest error.

     The calculation agent will provide information as to the method of calculating the closing price of the shares of the Index Fund upon written request by any investor in the notes.

Anti-Dilution Adjustments

     The Share Adjustment Factor is subject to adjustment at any time by the calculation agent as a result of and in accordance with the anti-dilution adjustments described in this section.

     No adjustments to the Share Adjustment Factor will be required unless the Share Adjustment Factor adjustment would require a change of at least 0.1% in the Share Adjustment Factor then in effect. The Share Adjustment Factor resulting from any of the adjustments specified in this section will be rounded to the nearest one ten-thousandth with five one hundred-thousandths being rounded upward. The calculation agent will not be required to make any adjustments to the Share Adjustment Factor after the close of business on the business day immediately preceding the maturity date but may, in its sole discretion, make such adjustments on such business day.

     No adjustments to the Share Adjustment Factor will be required other than those specified below. The required adjustments specified in this section do not cover all events that could affect the closing price of one share of the Index Fund on any trading day during the term of the notes.

     We will, within ten business days following the occurrence of an event that requires an adjustment to the Share Adjustment Factor, or if we are not aware of this occurrence, as soon as practicable after becoming so aware, provide notice to the calculation agent, which will provide written notice to the trustee, which will provide notice to the holders of the notes of the occurrence of this event and, if applicable, a statement in reasonable detail setting forth the adjusted Share Adjustment Factor.

     With respect to the Index Fund (or the successor index fund), anti-dilution adjustments will be calculated as follows:

    Share Splits and Reverse Share Splits

     If the shares of the Index Fund (or the successor index fund) are subject to a share split or reverse share split, then once such split has become effective, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor will equal the product of:

  the prior Share Adjustment Factor, and

  the number of shares that a holder of one share of the Index Fund (or the successor index fund) before the effective date of the share split or reverse share split would have owned or been entitled to receive immediately following the applicable effective date.

     Share Dividends or Distributions

     If the Index Fund (or the successor index fund) is subject to a (i) share dividend, i.e., an issuance of additional shares of the Index Fund (or the successor index fund) that is given ratably to all or substantially all holders of shares of the Index Fund (or the successor index fund) or (ii) distribution of shares of the Index Fund (or the successor index fund) as a result of the triggering of any provision of the corporate charter of the Index Fund (or the successor index fund), then, once the dividend or distribution has become effective and the shares of the Index Fund (or the successor index fund) are trading ex-dividend, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor shall equal the prior Share Adjustment Factor plus the product of:

  the prior Share Adjustment Factor, and

  the number of additional shares issued in the share dividend or distribution with respect to one share of the Index Fund (or the successor index fund).

     Non-Cash Distributions

     If the Index Fund (or the successor index fund) distributes shares of capital stock, evidences of indebtedness or other assets or property of the Index Fund (or the successor index fund) to all or substantially all holders of shares of the Index Fund (or the successor index fund) (other than (i) share dividends or distributions referred to under “— Share Dividends or Distributions” above and (ii) cash dividends referred under “— Cash Dividends or Distributions” below), then, once the distribution has become effective and the shares of the Index Fund (or the successor index fund) are trading ex-dividend, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor will equal the product of:

  the prior Share Adjustment Factor, and

  a fraction, the numerator of which is the Current Market Price of one share of the Index Fund (or the successor index fund) and the denominator of which is the amount by which such Current Market Price exceeds the Fair Market Value of such distribution.

     The “Current Market Price” of the Index Fund (or the successor index fund) means the closing price of one share of the Index Fund (or the successor index fund) on the trading day immediately preceding the ex-dividend date of the dividend or distribution requiring an adjustment to the Share Adjustment Factor.

     The “ex-dividend date,” with respect to a dividend or other distribution, means the first trading day on which transactions in the shares of the Index Fund (or the successor index fund) trade on the relevant exchange without the right to receive that dividend or distribution.

     The “Fair Market Value” of any such distribution means the value of such distribution on the trading day immediately preceding the ex-dividend date for such distribution, as determined by the calculation agent. If such distribution consists of property traded on the ex-dividend date on a U.S. national securities exchange, the Fair Market Value will equal the closing price of such distributed property on such ex-dividend date.

     Cash Dividends or Distributions

     If the Index Fund (or the successor index fund) pays dividends or makes other distributions consisting exclusively of cash to all or substantially all holders of shares of the Index Fund (or the successor index fund) during any dividend period during the term of the notes, in an aggregate amount that, together with other such cash dividends or distributions made previously during such dividend period with respect to which an adjustment to the Share Adjustment Factor has not previously been made under this “— Cash Dividends or Distributions” section, exceeds the Dividend Threshold, then, once the dividend or distribution has become effective and the shares of the Index Fund (or the successor index fund) are trading ex-dividend, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor will equal the product of:

  the prior Share Adjustment Factor, and

  a fraction, the numerator of which is the Current Market Price of one share of the Index Fund (or the successor index fund) and the denominator of which is the amount by which such Current Market Price exceeds the aggregate amount in cash per share of the Index Fund (or the successor index fund) distributes in such cash dividend or distribution together with any cash dividends or distributions made previously during such dividend period with respect to which an adjustment to the Share Adjustment Factor has not previously been made under this “— Cash Dividends or Distributions” section to holders of shares of the Index Fund (or the successor index fund) in excess of the Dividend Threshold.

     For the avoidance of doubt, the Share Adjustment Factor may be adjusted more than once in any particular dividend period because of cash dividends or distributions that exceed the Dividend Threshold. If the Share Adjustment Factor has been previously adjusted in a particular dividend period because of cash dividends or distributions that exceed the Dividend Threshold, subsequent adjustments will be made if the Index Fund (or the successor index fund) pays cash dividends or makes other distributions during such dividend period in an aggregate amount that, together with other such cash dividends or distributions since the last adjustment to the Share Adjustment Factor (because of cash dividends or distributions that exceed the Dividend Threshold) exceeds the Dividend Threshold. Such subsequent adjustments to the Share Adjustment Factor will only take into account the cash dividends or distributions during such dividend period made since the last adjustment to the Share Adjustment Factor because of cash dividends or distributions that exceed the Dividend Threshold.

     The “Dividend Threshold” is equal to the sum of (x) the immediately preceding cash dividend(s) or other cash distribution(s) paid in the preceding dividend period, if any, per share of the Index Fund (or the successor index fund) plus (y) 10% of the closing price of one share of the Index Fund (or the successor index fund) on the trading day immediately preceding the ex-dividend date, unless otherwise specified in the relevant terms supplement.

     The “dividend period” means any period during the term of the notes for which dividends are paid on a regular and consistent basis to shareholders of the Index Fund.

     The calculation agent will be solely responsible for the determination and calculation of any adjustments to the Share Adjustment Factor and of any related determinations and calculations, and its determinations and calculations with respect thereto will be conclusive in the absence of manifest error.

Events of Default

     Under the heading “Description of Debt Securities — Events of Default, Waiver, Debt Securities in Foreign Currencies” in the accompanying prospectus is a description of events of default relating to debt securities including the notes.

Payment upon an Event of Default

     Unless otherwise specified in the relevant terms supplement, in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per $1,000 principal amount note upon any acceleration of the notes will be determined by the calculation agent and will be an amount in cash equal to the amount payable at maturity per $1,000 principal amount note as described under the caption “Description of Notes — Payment at Maturity,” calculated as if the date of acceleration were the final Review Date.

     If the maturity of the notes is accelerated because of an event of default as described above, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Modification

     Under the heading “Description of Debt Securities — Modification of the Indenture; Waiver of Compliance” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

     The provisions described in the accompanying prospectus under the heading “Description of Debt Securities — Discharge, Defeasance and Covenant Defeasance” are not applicable to the notes, unless otherwise specified in the relevant terms supplement.

Listing

     The notes will not be listed on any securities exchange, unless otherwise specified in the relevant terms supplement.

Book-Entry Only Issuance — The Depository Trust Company

     DTC will act as securities depositary for the notes. The notes will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global notes certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Forms of Notes” and “The Depositary.”

Registrar, Transfer Agent and Paying Agent

     Payment of amounts due at maturity on the notes will be payable and the transfer of the notes will be registrable at the principal corporate trust office of The Bank of New York in The City of New York.

     The Bank of New York or one of its affiliates will act as registrar and transfer agent for the notes. The Bank of New York will also act as paying agent and may designate additional paying agents.

     Registration of transfers of the notes will be effected without charge by or on behalf of The Bank of New York, but upon payment (with the giving of such indemnity as The Bank of New York may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

     The notes will be governed by and interpreted in accordance with the laws of the State of New York.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes. This summary applies to you only if you are an initial holder of the notes purchasing the notes at the issue price for cash and if you will hold them as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

     This summary does not address all aspects of U.S. federal income and estate taxation of the notes that may be relevant to you in light of your particular circumstances, nor does it address all of your tax consequences if you are a holder of notes who is subject to special treatment under the U.S. federal income tax laws, such as:

    one of certain financial institutions;

    a tax-exempt entity, including an “individual retirement account” or “Roth IRA” as defined in Code Section 408 or 408A, respectively;

    a dealer in securities;

    a “regulated investment company” as defined in Code Section 851;

    a “real estate investment trust” as defined in Code Section 856;

    a person holding the notes as part of a hedging transaction, straddle, conversion transaction, or integrated transaction, or entering into a “constructive sale” with respect to the notes;

    a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

    a trader in securities who elects to apply a mark-to-market method of tax accounting; or

    a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

     This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date of this product supplement, changes to any of which, subsequent to the date of this product supplement, may affect the tax consequences described herein. You should consult your tax adviser concerning the application of U.S. federal income and estate tax laws to your particular situation (including the possibility of alternative characterizations of the notes), as well as any tax consequences arising under the laws of any state, local or foreign jurisdictions.

Tax Treatment of the Notes

     The tax consequences of an investment in the notes are unclear. There is no direct legal authority as to the proper U.S. federal income tax characterization of the notes, and we do not intend to request a ruling from the IRS regarding the notes.

     We intend to seek an opinion from Davis Polk & Wardwell, our special tax counsel, which will be based upon the terms of the notes at the time of the relevant offering and certain factual representations to be received from us, regarding the treatment of the notes as an “open transaction” for U.S. federal income tax purposes. Whether Davis Polk & Wardwell expresses an opinion regarding the characterization of the notes will be indicated in the relevant terms supplement. In either case, we and you will agree to treat the notes for U.S. federal income tax purposes as an “open transaction” and not as debt instruments. While other characterizations of the notes could be asserted by the IRS, as discussed below, the following discussion assumes that the notes are treated for U.S. federal income tax purposes as an “open transaction” with respect to the Index Fund and not as debt instruments, unless otherwise indicated.

Tax Consequences to U.S. Holders

     You are a “U.S. Holder” if you are a beneficial owner of notes for U.S. federal income tax purposes that is:

    a citizen or resident of the United States;

    a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof; or

    an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

   Tax Treatment of the Notes

     Tax Treatment Prior to Maturity. You should not recognize taxable income or loss over the term of the notes prior to maturity other than pursuant to an automatic call, sale or exchange as described below.

     Sale or Exchange of the Notes. Upon a sale or exchange of a note (including an automatic call), you should recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or automatic call and your tax basis in the note, which should equal the amount you paid to acquire the note. This gain or loss should be long-term capital gain or loss if you have held the note for more than one year at that time. The deductibility of capital losses, however, is subject to limitations.

   Possible Alternative Tax Treatments of an Investment in the Notes

     Due to the absence of authorities that directly address the proper characterization of the notes and because we are not requesting a ruling from the IRS with respect to the notes, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the notes described above. If the IRS were successful in asserting an alternative characterization or treatment of the notes, the timing and character of income on the notes could differ materially from our description herein. For example, the IRS might treat the notes as debt instruments issued by us, in which event the taxation of the notes would be governed by certain Treasury regulations relating to the taxation of “contingent payment debt instruments” if the term of the notes from issue to maturity (including the last possible date that the notes could be outstanding) is more than one year. In this event, regardless of whether you are an accrual-method or cash-method taxpayer, you would be required to accrue into income original issue discount, or “OID,” on the notes at our “comparable yield” for similar noncontingent debt, determined at the time of the issuance of the notes, in each year that you hold the notes (even though you may not receive any cash with respect to the notes during the term of the notes) and any gain recognized at expiration or upon sale or other disposition of the notes would generally be treated as ordinary income. Additionally, if you were to recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS.

     Other alternative U.S. federal income tax characterizations of the notes might also require you to include amounts in income during the term of the notes and/or might treat all or a portion of the gain or loss on the sale or settlement of the notes as ordinary income or loss or as short-term capital gain or loss, without regard to how long you held the notes. In addition, on December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. Accordingly, you should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Tax Consequences to Non-U.S. Holders

     You are a “Non-U.S. Holder” if you are a beneficial owner of notes for U.S. federal income tax purposes that is:

    a nonresident alien individual;

    a foreign corporation; or

    a foreign estate or trust.

     You are not a Non-U.S. Holder for the purposes of this discussion if you are an individual present in the United States for 183 days or more in the taxable year of disposition. In this case, you should consult your tax adviser regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a note (including an automatic call).

     If you are a Non-U.S. Holder of the notes and if the characterization of your purchase and ownership of the notes as an open transaction is respected, any payments on the notes should not be subject to U.S. federal income or withholding tax, except that gain from the sale or exchange of the notes or their cash settlement at maturity may be subject to U.S. federal income tax if this gain is effectively connected with your conduct of a trade or business in the United States.

     In addition, among the issues addressed in the notice described above in “Certain U.S. Federal Income Tax Consequences — Possible Alternative Tax Treatments of an Investment in the Notes” is the degree, if any, to which income with respect to instruments, which may include the notes, should be subject to U.S. withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the withholding tax consequences of an investment in the notes, possibly with retroactive effect.

     If the notes were recharacterized as indebtedness, any payments or accruals on the notes nonetheless would not be subject to U.S. withholding tax, provided generally that the certification requirement described in the next sentence has been fulfilled and neither the payments on the notes nor any gain realized on a sale, exchange or other disposition of notes (including redemption of the notes at maturity) is effectively connected with your conduct of a trade or business in the United States. Because the characterization of the notes is unclear, payments made to you with respect to the notes may be withheld upon at a rate of 30% unless you certify on IRS Form W-8BEN, under penalties of perjury, that you are not a U.S. person and provide your name and address or otherwise satisfy applicable documentation requirements.

     If you are engaged in a trade or business in the United States, and if payments on the notes are effectively connected with your conduct of that trade or business, although exempt from the withholding tax discussed above, you will generally be taxed in the same manner as a U.S. Holder, except that you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the notes, including the possible imposition of a 30% branch profits tax if you are a corporation.

Backup Withholding and Information Reporting

     You may be subject to information reporting, and may also be subject to backup withholding at the rates specified in the Code on the amounts paid to you, unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules. If you are a Non-U.S. Holder, you will not be subject to backup withholding if you comply with the certification procedures described in the preceding paragraphs. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Federal Estate Tax

     Individual Non-U.S. Holders, and entities the property of which is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a note is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their tax advisers regarding the U.S. federal estate tax consequences of investing in a note.

THE TAX CONSEQUENCES TO YOU OF OWNING THE NOTES ARE UNCLEAR. YOU SHOULD CONSULT YOUR TAX ADVISER REGARDING THE TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

UNDERWRITING

     Under the terms and subject to the conditions contained in the Master Agency Agreement entered into between JPMorgan Chase & Co. and J.P. Morgan Securities Inc. as agent (an “Agent” or “JPMSI”), and certain other agents that may be party to the Master Agency Agreement, as amended or supplemented, from time to time (each an “Agent” and collectively with JPMSI, the “Agents”), each Agent participating in an offering of notes, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of notes set forth on the cover page of the relevant terms supplement. Each such Agent proposes initially to offer the notes directly to the public at the public offering price set forth on the cover page of the relevant terms supplement. JPMSI will allow a concession to other dealers, or we may pay other fees, in the amount set forth on the cover page of the relevant terms supplement. After the initial offering of the notes, the Agents may vary the offering price and other selling terms from time to time.

     We own, directly or indirectly, all of the outstanding equity securities of JPMSI. The underwriting arrangements for this offering comply with the requirements of NASD Rule 2720 regarding a FINRA member firm’s underwriting of securities of an affiliate. In accordance with NASD Rule 2720, no underwriter may make sales in this offering to any discretionary account without the prior written approval of the customer.

     JPMSI or another Agent may act as principal or agent in connection with offers and sales of the notes in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

     In order to facilitate the offering of the notes, JPMSI may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, JPMSI may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes for its own account. JPMSI must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if JPMSI is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, JPMSI may bid for, and purchase, notes in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes. JPMSI is not required to engage in these activities, and may end any of these activities at any time.

     No action has been or will be taken by us, JPMSI or any dealer that would permit a public offering of the notes or possession or distribution of this product supplement no. 144-I or the accompanying prospectus supplement, prospectus or terms supplement, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this product supplement no. 144-I or the accompanying prospectus supplement, prospectus or terms supplement or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

     Each Agent has represented and agreed, and each dealer through which we may offer the notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes this product supplement no. 144-I and the accompanying prospectus supplement, prospectus and terms supplement and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes. We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission. For additional information regarding selling restrictions, please see “Notice to Investors” in this product supplement.

     Unless otherwise specified in the relevant terms supplement, the settlement date for the notes will be the third business day following the pricing date (which is referred to as a “T+3” settlement cycle).

NOTICE TO INVESTORS

     We are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where offers and sales are permitted. Neither this product supplement no. 144-I nor the accompanying prospectus supplement, prospectus or terms supplement constitutes an offer to sell, or a solicitation of an offer to buy, any notes by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this product supplement no. 144-I nor the accompanying prospectus supplement, prospectus or terms supplement nor any sale made hereunder implies that there has been no change in our affairs or that the information in this product supplement no. 144-I and accompanying prospectus supplement, prospectus and terms supplement is correct as of any date after the date hereof.

     You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this product supplement no. 144-I and the accompanying prospectus supplement, prospectus and terms supplement and the purchase, offer or sale of the notes and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales.

Argentina

     The notes have not been and will not be authorized by the Comisión Nacional de Valores (the “CNV”) for public offer in Argentina and therefore may not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements, the internet or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 17,811, as amended (the “Argentine Public Offering Law”).

     The Argentine Public Offering Law does not expressly recognize the concept of private placement. Notwithstanding the foregoing, pursuant to the general rules on public offering and the few existing judicial and administrative precedents, the following private placement rules have been outlined:

(i)	target investors should be qualified or sophisticated investors, capable of understanding the risk of the proposed investment.

(ii)	investors should be contacted on an individual, direct and confidential basis, without using any type of massive means of communication.

(iii)	the number of contacted investors should be relatively small.

(iv)	investors should receive complete and precise information on the proposed investment.

(v)	any material, brochures, documents, etc, regarding the investment should be delivered in a personal and confidential manner, identifying the name of the recipient.

(vi)	the documents or information mentioned in item (v) should contain a legend or statement expressly stating that the offer is a private offer not subject to the approval or supervision of the CNV, or any other regulator in Argentina.

(vii)	the aforementioned documents or materials should also contain a statement prohibiting the re-sale or re-placement of the relevant securities within the Argentine territory or their sale through any type of transaction that may constitute a public offering of securities pursuant to Argentine law.

The Bahamas

     The notes have not been and shall not be offered or sold in or into The Bahamas except in circumstances that do not constitute a ‘public offering’ according to the Securities Industry Act, 1999.

     The offer of the notes, directly or indirectly, in or from within The Bahamas may only be made by an entity or person who is licensed as a Broker Dealer by the Securities Commission of The Bahamas.

     Persons deemed “resident” in The Bahamas pursuant to the Exchange Control Regulations, 1956 must receive the prior approval of the Central Bank of The Bahamas prior to accepting an offer to purchase any notes.

Bermuda

     This product supplement no. 144-I and the accompanying prospectus supplement, prospectus and terms supplement have not been registered or filed with any regulatory authority in Bermuda. The offering of the notes pursuant to this product supplement no. 144-I and the accompanying prospectus supplement, prospectus and any terms supplement to persons resident in Bermuda is not prohibited, provided we are not thereby carrying on business in Bermuda.

Brazil

     The notes have not been and will not be registered with the “Comissão de Valores Mobiliários” –the Brazilian Securities and Exchange Commission (“CVM”) and accordingly, the notes may not and will not be sold, promised to be sold, offered, solicited, advertised and/or marketed within the Federal Republic of Brazil, except in circumstances that cannot be construed as a public offering or unauthorized distribution of securities under Brazilian laws and regulations. The notes are not being offered into Brazil. Documents relating to an offering of the notes, as well as the information contained herein and therein, may not be supplied or distributed to the public in Brazil nor be used in connection with any offer for subscription or sale of the notes to the public in Brazil.

British Virgin Islands

     The notes may not be offered in the British Virgin Islands unless we or the person offering the notes on our behalf is licensed to carry on business in the British Virgin Islands. We are not licensed to carry on business in the British Virgin Islands. The notes may be offered to British Virgin Islands “business companies” (from outside the British Virgin Islands) without restriction. A British Virgin Islands “business company” is a company formed under or otherwise governed by the BVI Business Companies Act, 2004 (British Virgin Islands).

Cayman Islands

     This product supplement no. 144-I and the accompanying prospectus supplement, prospectus and terms supplement, and the notes offered hereby and thereby have not been, and will not be, registered under the laws and regulations of the Cayman Islands, nor has any regulatory authority in the Cayman Islands passed comment upon or approved the accuracy or adequacy of this product supplement no. 144-I and the accompanying prospectus supplement, prospectus and terms supplement. The notes have not been, and will not be, offered or sold, directly or indirectly, in the Cayman Islands.

Chile

     None of the Agents, we or the notes have been registered with the Superintendencia de Valores y Seguros de Chile (Chilean Securities and Insurance Commission) pursuant to Ley No. 18,045 de Mercado de Valores (the “Chilean Securities Act”), as amended, of the Republic of Chile and, accordingly, the notes have not been and will not be offered or sold within Chile or to, or for the account of benefit of persons in Chile except in circumstances which have not resulted and will not result in a public offering and/or securities intermediation in Chile within the meaning of the Chilean Securities Act.

     None of the Agents is a bank or a licensed broker in Chile, and therefore each Agent has not and will not conduct transactions or any business operations in any of such qualities, including the marketing, offer and sale of the notes, except in circumstances which have not resulted and will not result in a “public offering” as such term is defined in Article 4 of the Chilean Securities Act, and/or have not resulted and will not result in the intermediation of securities in Chile within the meaning of Article 24 of the Chilean Securities Act and/or the breach of the brokerage restrictions set forth in Article 39 of Decree with Force of Law No. 3 of 1997.

     The notes will only be sold to specific buyers, each of which will be deemed upon purchase:

(i)	to be a financial institution and/or an institutional investor or a qualified investor with such knowledge and experience in financial and business matters as to be capable of evaluating the risks and merits of an investment in the notes;

(ii)	to agree that it will only resell the notes in the Republic of Chile in compliance with all applicable laws and regulations; and that it will deliver to each person to whom the notes are transferred a notice substantially to the effect of this selling restriction;

(iii)	to acknowledge receipt of sufficient information required to make an informed decision whether or not to invest in the notes; and

(iv)	to acknowledge that it has not relied upon advice from any Agent and/or us, or its or our respective affiliates, regarding the determination of the convenience or suitability of notes as an investment for the buyer or any other person; and has taken and relied upon independent legal, regulatory, tax and accounting advice.

Colombia

     The notes have not been and will not be registered in the National Securities Registry of Colombia (Registro Nacional de Valores y Emisores) kept by the Colombian Financial Superintendency (Superintendencia Financiera de Colombia) or in the Colombian Stock Exchange (Bolsa de Valores de Colombia).

     Therefore, the notes shall not be marketed, offered, sold or distributed in Colombia or to Colombian residents in any manner that would be characterized as a public offering, as such is defined in article 1.2.1.1 of Resolution 400, issued on May 22, 1995 by the Securities Superintendency General Commission (Sala General de la Superintendencia de Valores), as amended from time to time.

     If the notes are to be marketed within Colombian territory or to Colombian residents, regardless of the number of persons to which said marketing is addressed to, any such promotion or advertisement of the notes must be made through a local financial entity, a representative’s office, or a local correspondent, in accordance with Decree 2558, issued on June 6, 2007 by the Ministry of Finance and Public Credit of Colombia, as amended from time to time.

     Therefore, the notes should not be marketed within Colombian territory or to Colombian residents, by any given means, that may be considered as being addressed to an indeterminate number of persons or to more than ninety-nine (99) persons, including but not limited to: (i) any written material or other means of communication, such as subscription lists, bulletins, pamphlets or advertisements; (ii) any offer or sale of the notes at offices or branches open to the public; (iii) use of any oral or written advertisements, letters, announcements, notices or any other means of communication that may be perceived to be addressed to an indeterminate number of persons for the purpose of marketing and/or offering the notes; or (iv) use (a) non-solicited emails or (b) email distributions lists to market the notes.

El Salvador

     The notes may not be offered to the general public in El Salvador, and according to Article 2 of the Ley de Mercado de Valores (Securities Market Law) of the Republic of El Salvador, Legislative Decree number 809 dated 16 February 1994, published on the Diario Oficial (Official Gazette) number 73-BIS, Number 323, dated 21 April 1994, and in compliance with the aforementioned regulation, each Agent has represented and agreed that it will not make an invitation for subscription or purchase of the notes to indeterminate individuals, nor will it make known this product supplement no. 144-I and the accompanying prospectus supplement, prospectus and terms supplement in the territory of El Salvador through any mass media communication such as television, radio, press, or any similar medium, other than publications of an international nature that are received in El Salvador, such as internet access or foreign cable advertisements, which are not directed to the Salvadoran public. The offering of the notes has not been registered with an authorized stock exchange in the Republic of El Salvador. Any negotiation for the purchase or sale of notes in the Republic of El Salvador shall only be negotiated on an individual basis with determinate individuals or entities in strict compliance with the aforementioned Article 2 of the Salvadoran Securities Market Law, and shall in any event be effected in accordance with all securities, tax and exchange control of the Dominican Republic, Central America, and United States Free Trade Agreements, and other applicable laws or regulations of the Republic of El Salvador.

European Economic Area

     In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each Agent has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this product supplement no. 144-I and the accompanying prospectus supplement to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive except that it may, with effect from and including the Relevant Implementation Date, make an offer of such notes to the public in that Relevant Member State:

(a)   at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)   at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)   to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the Agent; or

(d)   at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

     For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

     This European Economic Area selling restriction is in addition to any other selling restrictions set out herein.

Hong Kong

     The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. Each Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

Jersey

     Each Agent has represented to and agreed with us that it will not circulate in Jersey any offer for subscription, sale or exchange of any notes which would constitute an offer to the public for the purposes of Article 8 of the Control of Borrowing (Jersey) Order 1958.

Mexico

     The notes have not been, and will not be, registered with the Mexican National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and therefore, may not be offered or sold publicly in the United Mexican States. This product supplement no. 144-I and the accompanying prospectus supplement, prospectus and terms supplement may not be publicly distributed in the United Mexican States. The notes may be privately placed in Mexico among institutional and qualified investors, pursuant to the private placement exemption set forth in Article 8 of the Mexican Securities Market Law.

The Netherlands

     An offer to the public of any notes which are the subject of the offering and placement contemplated by this product supplement no. 144-I and the accompanying prospectus supplement, prospectus and terms supplement may not be made in The Netherlands and each Agent has represented and agreed that it has not made and will not make an offer of such notes to the public in The Netherlands, unless such an offer is made exclusively to one or more of the following categories of investors in accordance with the Dutch Financial Markets Supervision Act (Wet op het financieel toezicht, the “FMSA”):

1.   Regulated Entities: (a) any person or entity who or which is subject to supervision by a regulatory authority in any country in order to lawfully operate in the financial markets (which includes: credit institutions, investment firms, financial institutions, insurance companies, collective investment schemes and their management companies, pension funds and their management companies, commodity dealers) (“Supervised Entities”); and (b) any person or entity who or which engages in a regulated activity on the financial markets but who or which is not subject to supervision by a regulatory authority because it benefits from an exemption or dispensation (“Exempt Entities”);

2.   Investment Funds and Entities: any entity whose corporate purpose is solely to invest in securities (which includes, without limitation, hedge funds);

3.   Governmental institutions: the Dutch State, the Dutch Central Bank, Dutch regional, local or other decentralized governmental institutions, international treaty organizations and supranational organizations;

4.   Self-certified Small and Medium-Sized Enterprises (“SMEs”): any company having its registered office in The Netherlands which does not meet at least two of the three criteria mentioned in (6) below and which has (a) expressly requested the Netherlands Authority for the Financial Markets (the “AFM”) to be considered as a qualified investor, and (b) been entered on the register of qualified investors maintained by the AFM;

5.   Self-certified Natural Persons: any natural person who is resident in The Netherlands if this person meets at least two (2) of the following criteria:

(i)	the investor has carried out transactions of a significant size on securities markets at an average frequency of, at least, ten (10) per quarter over the previous four (4) quarters;

(ii)	the size of the investor’s securities portfolio exceeds €500,000;

(iii)	the investor works or has worked for at least one (1) year in the financial sector in a professional position which requires knowledge of investment in securities,

provided this person has:

(a)	expressly requested the AFM to be considered as a qualified investor; and

(b)	been entered on the register of qualified investors maintained by the AFM;

6.   Large Enterprises: any company or legal entity which meets at least two of the following three criteria according to its most recent consolidated or non-consolidated annual accounts:

(a)	an average number of employees during the financial year of at least 250;

(b)	total assets of at least €43,000,000; or

(c)	an annual net turnover of at least €50,000,000.

7.   Discretionary individual portfolio managers: any portfolio manager in The Netherlands who or which purchases the notes for the account of clients who are not Qualified Investors on the basis of a contract of agency that allows for making investment decisions on the client’s behalf without specific instructions of or consultation with any such client;

8.   Minimum consideration: any person or entity for a minimum consideration of €50,000 or more (or equivalent in foreign currency) for each offer of notes; or

9.   Fewer than 100 Offerees: fewer than 100 natural or legal persons (other than Qualified Investors).

     For the purposes of this provision, the expression:

(a)	an “offer to the public” in relation to any notes means making a sufficiently determined offer as meant in Section 217(1) of Book 6 of the Dutch Civil Code (Burgerlijk Wetboek) addressed to more than one person to conclude a contract to purchase or otherwise acquire notes, or inviting persons to make an offer in respect of such notes;

(b)	“Qualified Investors” means the categories of investors listed under (1) up to and including (6) above.

     Zero Coupon Notes may not, directly or indirectly, as part of their initial distribution (or immediately thereafter) or as part of any re-offering be offered, sold, transferred or delivered in The Netherlands. For purposes of this paragraph “Zero Coupon Notes” are notes (whether in definitive or in global form) that are in bearer form and that constitute a claim for a fixed sum against us and on which interest does not become due prior to maturity or on which no interest is due whatsoever.

Panama

     The notes have not been and will not be registered with the National Securities Commission of the Republic of Panama under Decree Law No. 1 of July 8, 1999 (the “Panamanian Securities Law”) and may not be publicly offered or sold within Panama, except in certain limited transactions exempt from the registration requirements of the Panamanian Securities Law. The notes do not benefit from the tax incentives provided by the Panamanian Securities Law and are not subject to regulation or supervision by the National Securities Commission of the Republic of Panama.

Peru

     The notes have been and will be offered only to institutional investors (as defined by the Peruvian Securities Market Law – “Ley de Mercado de Valores” enacted by Legislative Decree No. 861 – Unified Text of the Law approved by Supreme Decree No. 093-2002-EF) and not to the public in general or a segment of it. The placement of the notes shall comply with article 5 of the Peruvian Securities Market Law.

Singapore

     Neither this product supplement no. 144-I nor the accompanying prospectus supplement, prospectus or terms supplement has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this product supplement no. 144-I, the accompanying prospectus supplement, prospectus or terms supplement, and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Switzerland

     The notes have not been and will not be offered or sold, directly or indirectly, to the public in Switzerland, and this product supplement no. 144-I and the accompanying prospectus supplement, prospectus and terms supplement do not constitute a public offering prospectus as that term is understood pursuant to article 652a or article 1156 of the Swiss Federal Code of Obligations.

     We have not applied for a listing of the notes on the SWX Swiss Exchange or on any other regulated securities market and, consequently, the information presented in this product supplement no. 144-I and the accompanying prospectus supplement, prospectus and terms supplement does not necessarily comply with the information standards set out in the relevant listing rules.

     The notes do not constitute a participation in a collective investment scheme in the meaning of the Swiss Federal Act on Collective Investment Schemes and are not licensed by the Swiss Federal Banking Commission. Accordingly, neither the notes nor holders of the notes benefit from protection under the Swiss Federal Act on Collective Investment Schemes or supervision by the Swiss Federal Banking Commission.

United Kingdom

     Each Agent has represented and agreed that:

(a)   it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (the “FSMA”)) by the Issuer;

(b)   it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(c)   it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Uruguay

     The offering of notes in Uruguay constitutes a private offering and each Agent has agreed that the notes and us will not be registered with the Central Bank of Uruguay pursuant to section 2 of Uruguayan law 16.749.

Venezuela

     The notes comprising this offering have not been registered with the Venezuelan National Securities Commission (Comisión Nacional de Valores) and are not being publicly offered in Venezuela. No document related to the offering of the notes shall be interpreted to constitute a public offer of securities in Venezuela. This document has been sent exclusively to clients of the Agents and the information contained herein is private, confidential and for the exclusive use of the addressee. Investors wishing to acquire the notes may use only funds located outside of Venezuela, which are not of mandatory sale to the Central Bank of Venezuela (Banco Central de Venezuela) or are not otherwise subject to restrictions or limitations under the exchange control regulation currently in force in Venezuela.

BENEFIT PLAN INVESTOR CONSIDERATIONS

     A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plans’ particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

     Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (in either case, “Parties in Interest”) with respect to such Plans. As a result of our business, we are a Party in Interest with respect to many Plans. Where we are a Party in Interest with respect to a Plan (either directly or by reason of ownership of our subsidiaries), the purchase and holding of the notes by or on behalf of the Plan would be a prohibited transaction under Section 406 of ERISA and Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

     Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(l7) provides a limited exemption for the purchase and sale of the notes and the related lending transactions, provided that neither the issuer of the notes nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and provided further that the Plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider exemption”).

     Accordingly, the notes may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service-provider exemption or there is some other basis on which the purchase and holding of the notes is not prohibited. Each purchaser or holder of the notes or any interest therein will be deemed to have represented by its purchase of the notes that (a) its purchase and holding of the notes is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

     Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or documents (“Similar Laws”). Accordingly, each purchaser or holder of the notes shall be required to represent (and deemed to have represented by its purchase of the notes) that such purchase and holding is not prohibited under applicable Similar Laws.

     Due to the complexity of the applicable rules, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief.

     Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase and holding of the notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any notes to any Plan or plan subject to Similar Laws is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.